Filed Pursuant to Rule 424(b)(5) File No. 333-139889

A filing fee of $41,837, calculated in accordance with Rule 457(o) and Rule 457(r), has been applied against (i) the $40,606 in fees carried over pursuant to Rule 457(p) in connection with the securities offered by the registration statement (333-129902) filed by Taberna Realty Finance Trust ("Taberna") on November 23, 2005 and (ii) $1,231 of the $38,932 remaining available fees carried over pursuant to Rule 457(p) in connection with the securities offered by the registration statement (333-129914) filed by Taberna on November 23, 2005. RAIT Financial Trust is the parent of Taberna Realty Finance Trust for purposes of Rule 457(p).

PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 10, 2007)

RAIT FINANCIAL TRUST

10,000,000 Common Shares

of Beneficial Interest

We are offering 10,000,000 of our common shares of beneficial interest, or common shares. We will receive all of the net proceeds from this sale. Our common shares are listed on the New York Stock Exchange under the symbol “RAS.” The last reported sales price of our common shares on January 18, 2007 was $34.53 per share.

You should read the sections entitled “Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, our subsequent Quarterly Reports on Form 10-Q and our Current Report on Form 8-K filed January 10, 2007 for a discussion of factors you should consider before buying our common shares.

	Per Share	Total(1)
Public offering price	$34.00	$340,000,000
Underwriting discount	$2.04	$20,400,000
Proceeds, before expenses, to us	$31.96	$319,600,000

(1)	Of the amount being offered hereby, 100,000 common shares have been reserved for sale to our employees, officers and trustees at the offering price less the underwriting discount. If all of these shares are sold to those parties, the total public offering price would be $339,796,000, the total underwriting discount would be $20,196,000 and the total proceeds, before expenses, to us would be $319,600,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option exercisable within 30 days of the date of this prospectus supplement to purchase up to an additional 1,500,000 common shares at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

We expect that the common shares will be ready for delivery on or about January 24, 2007.

FRIEDMAN BILLINGS RAMSEY	BEAR, STEARNS & CO. INC.

UBS INVESTMENT BANK
RBC CAPITAL MARKETS
KEYBANC CAPITAL MARKETS
STIFEL NICOLAUS
BMO CAPITAL MARKETS

The date of this prospectus supplement is January 18, 2007

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common shares we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, provides more general information about the various securities that we may offer from time to time, some of which may not apply to the common shares we are offering hereby. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any additional offering materials we provide. The information in this prospectus supplement replaces any inconsistent information in the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement is current as of the dates the information is presented, and our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “RAIT,” “we,” “us,” and “our” or similar terms are to RAIT Financial Trust and its subsidiaries.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement and the accompanying prospectus contain or incorporate by reference such “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements.

We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement and the accompanying prospectus and they may also be incorporated by reference in this prospectus supplement to other documents filed with the SEC, and include, but are not limited to, statements about the benefits of the recent business combination transaction involving us and Taberna Realty Finance Trust, or Taberna, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the risk factors discussed and identified in our public filings with the SEC;

•	the businesses of RAIT and Taberna may not be integrated successfully, or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	management and other key personnel may be lost;

•	competition from other real estate investment trusts and other specialty finance vehicles may increase;

•	we may be unable to obtain adequate capital and other funding for operations at attractive rates or otherwise;

•	fluctuations in interest rates and related hedging activities against such interest rates may affect our revenues and the value of our assets;

•	covenants in our financing arrangements may restrict our business operations;

•	RAIT and Taberna may fail to maintain qualification as real estate investment trusts, or REITs, or penalty taxes may be imposed on RAIT and Taberna under the REIT provisions of the Internal Revenue Code;

•	we may be unable to acquire eligible securities for CDO and other securitization transactions on favorable economic terms;

•	adverse market trends may affect the value of real estate and other securities that are used as collateral in CDO and other securitizations;

•	borrowing costs may increase relative to the interest received on our investments;

•	we may fail to maintain exemptions under the Investment Company Act of 1940, which would subject us to significant restrictions on our operations, governance and ability to use financing;

•	geographic concentrations in investment portfolios of residential mortgage loans could be adversely affected by economic factors unique to such concentrations;

•	the market value of real estate that secures mortgage loans could diminish due to factors outside of our control such as natural disasters, changes in neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other similar factors;

•	changes in the market for trust preferred securities, which is a material source of the collateral underlying Taberna’s CDOs, may adversely affect our operations; and

•	general business and economic conditions could adversely affect credit quality and loan originations.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference in this prospectus supplement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that we have filed with the SEC and incorporated by reference into this prospectus supplement, which we refer to in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2005, which incorporates by reference certain sections of our Definitive Proxy Statement on Schedule 14A filed April 14, 2006.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

•	Current Reports on Form 8-K filed January 27, 2006, June 9, 2006, June 13, 2006, July 17, 2006, August 3, 2006 (Item 8.01 only), September 26, 2006, October 12, 2006, October 30, 2006, November 3, 2006 (Item 8.01 only), November 8, 2006, December 15, 2006 (as amended by a Current Report on Form 8-K/A filed January 4, 2007), January 4, 2007 and January 10, 2007.

•	The description of our common shares contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and prior to the termination of this offering made pursuant to this prospectus supplement also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RAIT Financial Trust

Attention: Andres Viroslav

Vice President and Director of Corporate Communications

c/o RAIT Partnership, L.P.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 861-7900

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus supplement, in the accompanying prospectus or in any document incorporated by reference in this prospectus supplement about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

OUR COMPANY

RAIT Financial Trust is a specialty finance company that provides a comprehensive set of debt financing options to the real estate industry. We conduct our business through RAIT and its subsidiary, Taberna Realty Finance Trust, or Taberna, as well as through their respective subsidiaries. RAIT is a self-managed and self-advised real estate investment trust, or REIT. Since acquiring Taberna in December 2006, we have integrated our decision-making processes.

Our combined company focuses its business on the following:

•	making real estate loans;

•	acquiring real estate loans;

•	acquiring real estate interests;

•	originating financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities, or TruPS, and subordinated debt;

•	investing in mortgage loans, residential mortgage-backed securities, or RMBS, commercial mortgage-backed securities, or CMBS, other real estate-related senior and subordinated debt securities and other senior and subordinated debt securities of REITs and other real estate operating companies; and

•	structuring, managing and investing in collateralized debt obligation, or CDO, transactions and other asset securitizations that enable us to match-fund certain assets with liabilities through our established financing strategy.

We seek to generate income for distribution to our shareholders from a combination of:

•	interest and fees on loans;

•	rents and other income from our real estate interests;

•	gains on the disposition of our investments;

•	interest and dividend income from our investments, including debt and equity interests that we purchase in CDO transactions;

•	management fee revenue that we receive through Taberna’s subsidiary, Taberna Capital Management, LLC, for structuring and managing CDOs;

•	servicing fee income from the servicing of commercial real estate loans; and

•	origination fee revenue that we receive through Taberna’s broker-dealer subsidiary, Taberna Securities, LLC, for originating trust preferred securities and debt securities and, possibly in the future, preferred security financing arrangements for REITs and real estate operating companies.

Core components of our business include a robust origination network, a disciplined credit underwriting process and, through our ownership of Taberna, an ability to finance our business more efficiently through the use of CDO transactions. Our extensive origination network allows us to lend to real estate borrowers internationally on a secured and unsecured basis, including through trust preferred securities, bridge loans, and mezzanine lending. A broad referral network in both North America and Europe supports our origination platform. Our credit underwriting involves an extensive due diligence process that seeks to identify risks related to each proposed investment before an investment decision is made and, thereafter, to monitor each investment on a continuous basis. As a result of our acquisition of Taberna, we have acquired a platform that we believe will allow us to structure CDO transactions and similar financing arrangements to finance asset growth. We expect that use of CDOs will enable us to match the interest rates and maturities of our assets with the interest rates and maturities of our financing, thereby reducing interest rate volatility risk. We also believe that the use of CDOs will lower our cost of funds by providing access to a global network of fixed income investors and allow us to compete with larger institutions providing loan products similar to ours.

Our principal executive offices are located at c/o RAIT Partnership, L.P., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and our telephone number is (215) 861-7900. Our internet address is http://www.raitft.com. We are not incorporating by reference to this prospectus supplement any material from our website.

RECENT DEVELOPMENTS

The Merger Involving Taberna

On December 11, 2006, Taberna merged with RT Sub Inc., our newly formed subsidiary, pursuant to the agreement and plan of merger dated as of June 8, 2006 among RAIT, Taberna and RT Sub Inc., which resulted in Taberna becoming our subsidiary. At the time of the merger, each Taberna common share was converted into the right to receive 0.5389 of a RAIT common share, and we issued an aggregate of 23,904,388 common shares pursuant to the merger, including fractional shares paid in cash. Upon the completion of the merger, we changed our name from “RAIT Investment Trust” to “RAIT Financial Trust.” Our ownership of Taberna may have tax implications for us and for our shareholders. See “Material U.S. Federal Income Tax Considerations” contained in Exhibit 99.2 of our Current Report on Form 8-K filed January 10, 2007.

CDO Activity

On November 7, 2006, we completed a long-term secured financing using CDO vehicles that we consolidate on our balance sheet. We effected the financing through the issuance of $1.0 billion of CDOs by our two newly formed, indirect subsidiaries, RAIT CRE CDO I, Ltd., or the issuer, and RAIT CRE CDO I, LLC, or the co-issuer. This CDO consists of $818.0 million of investment grade notes and $35.0 million of non-investment grade notes co-issued by the issuer and the co-issuer and $165.0 million of preferred shares issued by the issuer. We retained all non-investment grade securities, the preferred shares and the common shares of the issuer. The issuer holds assets consisting primarily of whole loans, subordinate interests in whole loans, mezzanine loans and unconsolidated real estate interests which serve as collateral for the CDO. The investment grade notes bear interest at a floating rate based upon the London Inter-Bank Offered Rate, or LIBOR, with a combined weighted average rate of one-month LIBOR plus 0.66%, including transaction costs. The collateral for the CDO that is repaid during the first five years after the CDO securities are issued may be replenished, pursuant to certain rating agency guidelines relating to credit quality and diversification, with substitute collateral. Thereafter, the CDO securities will be retired in sequential order from the most senior loan to the most subordinated loan as the underlying collateral is repaid. Proceeds from the sale of the investment grade notes issued were used to repay substantially all outstanding debt under RAIT’s repurchase agreement, and RAIT’s secured and unsecured lines of credit and the remaining amounts will be used to fund additional investments.

In December 2006, Taberna priced a €600 million CDO transaction that will securitize a portfolio of Euro denominated subordinated debt securities issued by European and global real estate companies, CMBS and debt issued by financial institutions. This transaction is scheduled to close in the first quarter of 2007.

Dividends Declared

On October 24, 2006, we declared a quarterly cash dividend of $0.484375 per share on our 7.75% Series A cumulative redeemable preferred shares and $0.5234375 per share on our 8.375% Series B cumulative redeemable preferred shares. The dividends were paid on December 29, 2006 to holders of record on December 1, 2006.

On December 18, 2006, we declared a quarterly cash dividend of $0.75 per common share paid January 9, 2007 to holders of record on December 28, 2006.

THE OFFERING

Common shares offered	10,000,000 shares(1)
Common shares to be outstanding after this offering	62,157,909 shares(2)
New York Stock Exchange symbol	RAS

(1)	11,500,000 shares if the underwriters exercise their over-allotment option in full.
(2)	63,657,909 shares if the underwriters exercise their over-allotment option in full. Does not include shares reserved for issuance under our equity compensation plan and dividend reinvestment and share purchase plan.

SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of RAIT and Taberna and also show similar pro forma information reflecting the merger. The historical financial data show the financial results actually achieved by RAIT and Taberna for the periods indicated. The pro forma information reflects the pro forma effect of the merger under the purchase method of accounting. The pro forma income statement data for the nine months ended September 30, 2006 assume completion of the merger on January 1, 2006. The pro forma income statement data for the year ended December 31, 2005 assume completion of the merger on January 1, 2005. The pro forma balance sheet data assume completion of the merger on September 30, 2006. Taberna commenced operations on April 28, 2005; therefore, Taberna’s results of operations include the period from April 28, 2005 through December 31, 2005 and the nine months ended September 30, 2006.

We calculated the pro forma combined amounts by adding together the historical amounts reported by RAIT and Taberna, as adjusted for:

•	the estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization or accretion of certain of such adjustments over appropriate future periods); and

•	23.4 million RAIT common shares issued, in connection with the merger, excluding 487,929 restricted common shares of RAIT that have not vested and will not vest within 60 days of the date of this prospectus supplement.

We based the information in the tables on the following pages on historical financial information and related notes of RAIT and Taberna that we have incorporated in this prospectus supplement and the accompanying prospectus by reference to reports we have filed with the SEC. See “Where You Can Find More Information” for a description of where you can find this historical information. You should read all of the summary financial information provided in the following tables together with this historical financial information and related notes. The pro forma information does not attempt to predict or suggest future results and does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

Through the date of this prospectus supplement, RAIT reclassified three properties from “held for use” to “held for sale.” In compliance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144, we filed on January 4, 2007 a Current Report on Form 8-K to provide required updating disclosure with respect to our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RAIT

We derived the following summary selected financial data from our audited financial statements as of and for the years ended December 31, 2001 through 2005(1) and from our unaudited financial statements as of and for the nine months ended September 30, 2005 and 2006(1). This financial information is not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. This information is only a summary. You should read it along with our historical audited and unaudited financial statements and related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Current Report on Form 8-K filed on January 4, 2007 and other information we have filed with the SEC and incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	As of and For the Year Ended December 31,					As of and For the Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
						(unaudited)
	(in thousands, except ratios and per share data)
Operating Data:
Total revenue(2)	$39,328	$51,264	$59,042	$80,477	$105,382	$76,838	$93,031
Total costs and expenses(2)	19,221	17,305	16,502	20,245	30,685	21,579	35,621
Net income from continuing operations	21,034	41,332	45,414	63,068	75,041	55,533	58,102
Net income available to common shareholders	26,914	43,505	47,164	60,878	67,951	49,887	54,775
Net income from continuing operations per common share—basic	2.09	2.38	2.16	2.36	2.48	1.87	1.81
Net income per common share—basic	2.68	2.50	2.24	2.49	2.59	1.94	1.96
Net income from continuing operations per common share—diluted	2.07	2.36	2.15	2.35	2.46	1.86	1.80
Net income per common share—diluted	2.65	2.48	2.23	2.48	2.57	1.93	1.95

Balance Sheet Data:
Total assets	$333,166	$438,851	$534,555	$729,498	$1,024,585	$890,114	$1,270,412
Indebtedness secured by real estate(3)	109,559	115,252	131,892	117,222	131,101	220,530	228,637
Unsecured line of credit	—	—	—	—	240,000	—	335,000
Secured lines of credit	2,000	30,243	23,904	49,000	22,400	25,524	20,000
Shareholders’ equity	211,025	277,595	363,402	541,710	609,235	607,985	612,503

Other Data:
Dividends declared per share	$2.12	$2.39	$2.46	$2.40	$2.43	$1.82	$1.95
Ratio of earnings to combined fixed charges and preferred share dividends(4)	3.74	7.99	10.78	6.40	3.82	3.99	2.80

(1)	Our consolidated financial statements and financial statement schedules as of September 30, 2005 and 2006 and December 31, 2005, and for the nine months ended September 30, 2005 and 2006 and for each of the three years ended December 31, 2003, 2004 and 2005, are set forth in our Current Report on Form 8-K filed January 4, 2007 and incorporated by reference into this prospectus supplement and the accompanying prospectus.
(2)	Presentation does not include revenue and costs for assets and liabilities which we have classified as held for sale or as discontinued operations under SFAS No. 144.
(3)	Represents the sum of senior indebtedness relating to loans, long-term debt secured by consolidated real estate interests, liabilities underlying consolidated real estate interests held for sale and repurchase agreements.
(4)	For purposes of calculating these ratios, earnings represent net income from continuing operations before minority interest from our consolidated statements of income, as adjusted for fixed charges; and fixed charges, represent interest expense and preferred share dividends from our consolidated statements of income.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TABERNA

We derived the following summary selected financial data of Taberna from consolidated financial statements in our Current Report on Form 8-K/A filed January 4, 2007 and incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.” Financial data as of and for the periods shown below are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The summary selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and in “Taberna Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement and accompanying prospectus in our Current Report on Form 8-K/A filed January 4, 2007.

	Taberna Realty Finance Trust		Predecessor Entities
	For the nine months ended September 30, 2006	For the period from April 28, 2005(1) through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
	(in thousands, except share and per share data)
Income Statement Data:
Total revenue	$50,040	$23,999	$2,528
Total expenses	$17,227	$10,867	$551
Net income	$34,277	$16,853	$998
Earnings per share—basic	$0.80	$0.50
Weighted-average common shares—basic	42,908,310	33,835,490
Earnings per share—diluted	$0.79	$0.50
Weighted-average common shares—diluted	43,255,075	34,003,545
Distributions paid per common share	$1.04	$0.54
Cash Flow Data:
Cash flow from operating activities	$52,531	$53,761	$4,653
Cash flow from investing activities	(1,807,761)	(7,482,372)	(5,000)
Cash flow from financing activities	1,706,100	7,524,489	347
Other Operating Data:
Principal amount of trust preferred securities funded through period end(2)	$4,813,648	$3,141,030

	As of September 30, 2006	As of December 31, 2005
	(in thousands, except share data)
Balance Sheet Data:
Investments in securities	$4,775,838	$2,786,038
Investment in residential mortgages and mortgage-related receivables	4,169,795	4,464,703
Total assets	9,577,162	7,721,335
Total indebtedness	8,840,546	7,101,944
Minority interest	210,442	139,001
Beneficiaries’ equity	383,137	412,495
Common shares outstanding at period-end	44,350,105	43,653,272

(1)	April 28, 2005 is the date Taberna was formed from predecessor entities.
(2)	Includes $609,000 of trust preferred securities acquired by Taberna Preferred Funding I Ltd., an unconsolidated CDO entity. The balance of these trust preferred securities is held by Taberna’s consolidated CDO entities or by warehouse providers.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

OF RAIT AND TABERNA

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005(1)
	(in thousands, except share and per share data)
Total revenue	$120,548	$112,438
Total expenses	57,452	61,680
Net income from continuing operations	69,286	60,202
Net income available to common shareholders	61,729	50,126
Net income per common share—basic	1.20	1.01
Net income per common share—diluted	1.20	1.01

Balance Sheet Data as of September 30, 2006:
Investments in securities	4,730,721
Investments in loans	5,154,457
Total assets	10,794,468
Indebtedness	9,258,654
Total liabilities	9,459,560
Minority interest and Series A Preferred Stock of Taberna	112,045
Shareholders’ equity	$1,222,863
Common shares outstanding at period end	52,053,490

(1)	Includes Taberna’s revenue and expenses for the period from April 28, 2005 through December 31, 2005.

USE OF PROCEEDS

The net proceeds from the sale of our common shares in this offering will be approximately $317.6 million after deducting the underwriting discount and the estimated expenses of the offering. We expect to use a portion of these net proceeds to repay a portion of the outstanding indebtedness under repurchase agreements maintained by Taberna and to use the remainder for general trust purposes.

The following table summarizes our indebtedness under these repurchase agreements as of December 31, 2006:

Description	Principal	Interest Rate Terms	Current Weighted-Average Interest Rate	Contractual Maturity
	(dollars in thousands) (unaudited)

Repurchase agreements	$319,512	5.4% to 6.3%	5.6%	January 2007

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON SHARES

Our common shares are listed on the New York Stock Exchange, or NYSE, and traded under the symbol “RAS.” The following table shows the high and low reported sales prices per common share on the NYSE composite transactions reporting system, and the quarterly cash dividends declared per common share, for the periods indicated.

	Price Range of Common Shares		Dividends Declared
	High	Low
2004
First Quarter	$29.55	$25.25	$0.60
Second Quarter	29.30	21.25	0.60
Third Quarter	27.75	23.63	0.60
Fourth Quarter	29.25	26.09	0.60
2005
First Quarter	$28.00	$25.41	$0.60
Second Quarter	30.99	26.10	0.61
Third Quarter	31.72	27.70	0.61
Fourth Quarter	28.75	24.71	0.61
2006
First Quarter	$28.63	$25.79	$0.61
Second Quarter	29.32	24.81	0.62
Third Quarter	29.34	26.97	0.72
Fourth Quarter	35.15	28.56	0.75	(1)
2007
First Quarter (through January 18, 2007)	$35.16	$32.44	—

(1)	This dividend was paid on January 9, 2007.

As of January 17, 2007, there were 52,157,909 of our common shares outstanding held by 681 persons of record.

Past price performance is not necessarily indicative of likely future performance. Because market prices of our common shares will fluctuate, you are urged to obtain current market prices for our common shares.

Our Series A preferred shares are listed on the NYSE and traded under the symbol “RAS PrA.” The Series A preferred shares were issued in the first and second quarter of 2004. RAIT declared a dividend per share of $0.0625 on the Series A preferred shares for the first quarter of 2004, representing the pro ration of the specified quarterly dividend for the quarter for the period during which the Series A preferred shares were outstanding in the quarter. In each subsequent quarter, RAIT has declared and paid the specified dividend per share of $0.484375. No dividends are currently in arrears on the Series A preferred shares.

Our Series B preferred shares are listed on the NYSE and traded under the symbol “RAS PrB.” The Series B preferred shares were issued in the fourth quarter of 2004. RAIT declared a dividend per share of $0.4952957 on the Series B preferred shares for the fourth quarter of 2004 representing the pro ration of the specified dividend for the quarter for the period during which the Series B preferred shares were outstanding in the quarter. In each subsequent quarter, RAIT has declared and paid the specified dividend per share of $0.5234375. No dividends are currently in arrears on the Series B preferred shares.

CAPITALIZATION

The following table sets forth our actual capitalization as of September 30, 2006, as adjusted to reflect:

•	the sale of 10,000,000 common shares in this offering for net proceeds of $317.6 million after deducting the underwriting discount and estimated offering expenses;

•	the issuance in the fourth quarter of 2006 of 23,904,388 common shares, including unvested restricted shares that will continue to vest and fractional shares paid in cash, in connection with our merger with Taberna;

•	the issuance of $818.0 million of investment grade notes through a long-term secured CDO financing structure, referred to as RAIT CRE CDO I, Ltd.;

•	the issuance in the fourth quarter of 2006 of 7,826 common shares pursuant to our dividend reinvestment and share purchase plan, the issuance in the same period of 14,750 common shares pursuant to the redemption of phantom shares and phantom units and option exercises under our equity compensation plan and the issuance in the same period of 69,422 common shares pursuant to the supplemental executive retirement plan of our chairman; and

•	the assumed repayment of $304.4 million of repurchase agreement indebtedness outstanding at September 30, 2006.

	Actual	Pro Forma(1)	Pro Forma As Adjusted(1)(2)
	(in thousands, except share data)
Total indebtedness	$583,637	$9,258,654	$9,292,650
Minority interest and preferred shares	447	112,045	112,045
Shareholders’ equity:
Preferred shares, $.01 par value; 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,760,000 shares issued and outstanding (actual and as adjusted)	28	28	28
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,258,300 shares issued and outstanding (actual and as adjusted)	23	23	23
Common shares, $.01 par value; 200,000,000 shares authorized; 28,155,105 shares issued and outstanding (actual); 52,053,490 shares issued and outstanding (pro forma); 62,145,488 shares issued and outstanding (as adjusted)(3)	282	515	616
Additional paid-in capital	607,072	1,217,197	1,537,496
Accumulated other comprehensive loss	(1,205)	(1,205)	(1,205)
Retained earnings	6,305	6,305	6,305

Total shareholders’ equity	612,505	1,222,863	1,543,263

Total capitalization	$1,196,589	$10,593,562	$10,947,958

(1)	Pro forma financial data include the effects of the completed merger with Taberna. For more information, refer to the pro forma consolidated financial statements filed in our Current Report on Form 8-K/A filed January 4, 2007 and incorporated by reference into this prospectus supplement.
(2)	Adjusted to reflect the net proceeds of this offering, after deducting the underwriting discount of $20.4 million and expenses of this offering payable by us, which we estimate to be $2.0 million.
(3)	Assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional 1,500,000 common shares, and excludes 1,709,210 common shares reserved for issuance under our equity compensation plan and 775,007 common shares reserved for issuance under our dividend reinvestment and share purchase plan.

INVESTMENT COMPANY ACT OF 1940

Maintenance of RAIT’s and Taberna’s Investment Company Act exemption imposes limits on its operations.

We conduct our operations so that we are not required to register as an investment company. Under Section 3(a)(1) of the Investment Company Act, a company is not deemed to be an “investment company” if:

•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis. “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (the “40% Test”).

We rely on the 40% Test. Because we are a holding company that conducts our businesses through wholly-owned or majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. In fact, based on the relative value of our investment in Taberna, on the one hand, and our investment in RAIT Partnership, L.P., on the other hand, we can comply with the 40% test only if Taberna satisfies the 40% test on which it relies (or another exemption other than Section 3(c)(1) or 3(c)(7)) and RAIT Partnership, L.P. complies with Section 3(c)(5)(C) or 3(c)(6), the exemptions upon which it relies (or another exemption other than Section 3(c)(c)(1) or 3(c)(7)). This requirement limits the types of businesses in which we may engage through our subsidiaries.

Because RAIT Partnership, and the two wholly-owned subsidiaries through which we hold 100% of the partnership interests in RAIT Partnership—RAIT General Inc. and RAIT Limited, Inc.—will not be relying on Section 3(c)(1) or 3(c)(7) for their respective Investment Company Act exemptions, our investments therein will not constitute “investment securities” for purposes of the 40% Test.

RAIT Partnership, our subsidiary that holds, directly and through wholly-owned or majority-owned subsidiaries, substantially all of our assets intends to conduct its operations so that it is not required to register as an investment company in reliance on the exemption from Investment Company Act regulation provided under Section 3(c)(5)(C). RAIT Asset Holdings LLC, a wholly-owned subsidiary of RAIT Partnership, also intends to be exempt from Investment Company Act regulation under Section 3(c)(5)(C). RAIT Partnership may also from time to time rely on the exemption from Investment Company Act regulation provided under Section 3(c)(6).

Any entity relying on Section 3(c)(5)(C) for its Investment Company Act exemption must have at least 55% of its portfolio invested in qualifying assets (which in general must consist of mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other liens on and interests in real estate) and another 25% of its portfolio invested in other real estate-related assets. Based on no-action letters issued by the Staff of the SEC, we classify our investments in mortgage loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan to be a qualifying asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying assets that come within the 55% basket, but only real estate-related assets that come within the 25% basket. We treat our mezzanine loans as real estate-related assets that come within the 25% basket. The treatment of other investments as qualifying assets and real estate-related assets, including equity investments in subsidiaries, is based on the characteristics of the underlying asset, in the case of a directly held investment, or the characteristics of the assets of the subsidiary, in the case of equity investments in subsidiaries.

Any entity relying on Section 3(c)(6) for its Investment Company Act exemption must be primarily engaged, directly or through majority-owned subsidiaries, in one or more specified businesses, including a business described in Section 3(c)(5)(C), or in one or more of such businesses (from which not less than 25% of its gross income during its last fiscal year was derived), together with an additional business or businesses other than investing, reinvesting, owning, holding or trading in securities.

As of December 31, 2006, less than 55% of RAIT Partnership’s assets constituted qualifying assets. RAIT Partnership brought its assets into compliance with the 55% test on January 9, 2007. For the period of non-compliance, we relied for our exemption from registration under the Investment Company Act upon Rule 3a-2, which provides a safe harbor exemption, not to exceed one year, for companies that have a bona fide intent to be engaged in an excepted activity but that temporarily fail to meet the requirements for another exemption from registration as an investment company. RAIT Partnership was in compliance with the 55% test at September 30, 2006. As required by the rule, after we learned that we were out of compliance, our Board of Trustees promptly adopted a resolution declaring our bona fide intent to be engaged in excepted activities and we restored our assets to compliance.

Reliance upon Rule 3a-2 is permitted only once every three years. As a result, if RAIT Partnership fails to meet either the 55% test or the 25% test of Section 3(c)(5)(C), or if we otherwise fail to maintain our exclusion from registration, within that three year period, and another exemption is not available, we may be required to register as an investment company, or we or RAIT Partnership may be required to acquire and/or dispose of assets in order to meet the Section 3(c)(5)(C) or other tests for exclusion. Any such asset acquisitions or dispositions may be of assets that we or RAIT Partnership would not acquire or dispose of in the ordinary course of our business, may be at unfavorable prices or may impair our ability to make distributions to shareholders and result in a decline in the price of our common shares. If we are required to register under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Accordingly, registration under the Investment Company Act could limit our ability to follow our current investment and financing strategies, impair our ability to make distributions to our common shareholders and result in a decline in the price of our common shares.

Taberna, like RAIT, is a holding company that conducts its operations through subsidiaries. Accordingly, we intend to monitor Taberna’s holdings such that it will satisfy the 40% Test. Accordingly, the securities issued to Taberna by its subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities Taberna may own, may not have a combined value in excess of 40% of the value of its total assets on an unconsolidated basis. We must monitor Taberna’s holdings to ensure that the value of its investment securities does not exceed 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. This requirement limits the types of businesses in which Taberna may engage through these subsidiaries.

We make the determination of whether an entity is a majority-owned subsidiary of RAIT, RAIT Partnership or Taberna. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies, including future CDO subsidiaries, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% Test. Neither RAIT, RAIT Partnership nor Taberna has requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies, including CDO issuers, as majority-owned subsidiaries, we would need to adjust our respective investment strategies and invest our respective assets in order to continue to pass the 40% test. Any such adjustment in its investment strategy could have a material adverse effect on Taberna and us.

A majority of Taberna’s subsidiaries are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder with respect to the assets in which they can invest to avoid being regulated as an investment company. For instance, Taberna’s subsidiaries that issue CDOs generally will rely on Rule 3a-7, an exemption from the Investment Company Act provided for certain structured financing vehicles that pool income-producing assets and issue securities backed by those assets. Such structured financings may not engage in portfolio management practices resembling those employed by mutual funds. Accordingly, each Taberna CDO subsidiary that relies on Rule 3a-7 is subject to an indenture which contains specific guidelines and restrictions limiting the discretion of the CDO issuer. In particular, the indenture prohibits the CDO issuer from acquiring and disposing of assets primarily for the purpose of recognizing gains or decreasing losses resulting from market value changes. Certain sales and purchases of assets, such as dispositions of collateral that has gone into default or is at risk of imminent default, may be made so long as they do not violate the guidelines contained in each indenture and are not based primarily on changes in market value. The proceeds of permitted dispositions may be reinvested in collateral that is consistent with the credit profile of the CDO under specific and predetermined guidelines. In addition, absent obtaining further guidance from the SEC, substitutions of assets may not be made solely for the purpose of enhancing the investment returns of the holders of the equity securities issued by the CDO issuer. As a result of these restrictions, Taberna’s CDO subsidiaries may suffer losses on their assets and Taberna may suffer losses on its investments in its CDO subsidiaries.

Taberna’s subsidiaries that hold real estate assets (e.g., Taberna Realty Holdings Trust and the mortgage loan securitization trusts that are wholly owned by Taberna Loan Holdings I, LLC) rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act because each of these entities owns legal title to whole residential mortgage loans. The restrictions of Section 3(c)(5)(C) will limit the ability of these subsidiaries to invest directly in TruPS, mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, unsecured debt and preferred securities issued by REITs and real estate companies or in assets not related to real estate. As of the date of this prospectus supplement, Taberna Realty Holdings Trust’s assets consist exclusively of whole residential mortgage loans to which it has legal title. Taberna Loan Holdings I, LLC’s investments consist exclusively of its holdings in the securities of five wholly-owned subsidiaries. Each of these subsidiaries’ assets consists exclusively of whole residential mortgage loans to which it has legal title and the unilateral right to foreclose. We believe that each of these entities is exempt from registration as an investment company pursuant to Section 3(c)(5)(C) under the Investment Company Act. Taberna’s subsidiaries that engage in operating businesses (e.g., Taberna Securities and Taberna Capital) are not subject to the Investment Company Act. To the extent Taberna Realty Holdings Trust, Taberna Loan Holdings I, LLC or another subsidiary of Taberna invests in other types of assets such as RMBS, CMBS and mezzanine loans, we will not treat such assets as qualifying real estate assets for purposes of determining the subsidiary’s eligibility for the exemption provided by Section 3(c)(5)(C) unless such treatment is consistent with the guidance of the SEC as set forth in non-action letters, interpretative guidance or an exemptive order.

If the combined value of the investment securities issued to Taberna by its subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities Taberna may own, exceeds 40% of Taberna’s total assets on an unconsolidated basis, Taberna may be required either (a) to substantially change the manner in which Taberna conducts its operations or (b) to rely on Section 3(c)(1) or 3(c)(7) to avoid having to register as an investment company, either of which could have an adverse effect on Taberna and us. If Taberna were to rely on Section 3(c)(1) or 3(c)(7), then we would no longer comply with our own exemption from registration as an investment company.

None of RAIT, RAIT Partnership or Taberna has received a no-action letter from the SEC regarding whether it complies with the Investment Company Act or how its investment or financing strategies fit within the exclusions from regulation under the Investment Company Act that it is using. To the extent that the SEC provides more specific or different guidance regarding, for example, the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust these investment and financing strategies accordingly. Any additional guidance from the SEC could provide additional flexibility to us and Taberna, or it could further inhibit the ability of Taberna and our combined company to pursue our respective investment and financing strategies which could have a material adverse effect on us.

UNDERWRITING

We are offering the common shares described in this prospectus through a number of underwriters. Friedman, Billings, Ramsey & Co., Inc., or FBR, and Bear, Stearns & Co. Inc., or Bear Stearns, are acting as the representatives of the underwriters. Subject to the terms and conditions set forth in the underwriting agreement between us, FBR and Bear Stearns, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, on a firm commitment basis, the number of common shares listed next to its name in the following table:

Underwriters	Numbers of Common Shares
Friedman, Billings, Ramsey & Co., Inc.	3,825,000
Bear, Stearns & Co. Inc.	3,125,000
UBS Securities LLC	1,000,000
RBC Capital Markets Corporation	675,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	575,000
Stifel, Nicolaus & Company, Incorporated	575,000
BMO Capital Markets Corp.	225,000

Total	10,000,000

The underwriters are obligated to take and pay for all of our common shares offered if any of our common shares are taken, other than the shares subject to the over-allotment option, described below.

The underwriters will initially offer the common shares to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession of not more than $1.22 per common share. The underwriters may also allow, and any dealers may re-allow, a concession of not more than $0.10 per common share to selected other dealers. If all of the common shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

Our common shares are offered pursuant to a number of conditions, including the underwriters’ right to reject orders in whole or in part. The underwriting agreement among us, FBR and Bear Stearns, as representatives of the underwriters, provides that the obligations of the underwriters to purchase the common shares included in this offering are subject to approval of certain legal matters by their counsel and various other conditions.

At our request, certain of the underwriters have reserved up to 100,000 common shares for sale to our employees, officers and trustees at a price per share equal to the public offering price less the underwriting discount. No underwriting discount or commissions will be paid upon these common shares. We do not know if these persons will choose to purchase all or any portion of these reserved common shares, but any purchases they do make will reduce the number of common shares available to the general public. Any common shares not so purchased will be offered by the underwriters to the general public on the same basis as the other common shares offered in this offering.

We have granted the underwriters an option, exercisable in one or more installments during the 30-day period after the date of this prospectus supplement, to purchase up to 1,500,000 additional common shares at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement solely to cover over-allotments, if any.

The following table shows the amount per common share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,500,000 additional common shares to cover over-allotments.

	No exercise	Full exercise
Per share	$2.04	$2.04
Total(1)	$20,400,000	$23,460,000

(1)	Of the amount being offered hereby, 100,000 common shares have been reserved for sale to our employees, officers and trustees at the offering price less the underwriting discount. If all of these shares are sold to those parties, (1) the total underwriting discount assuming no exercise of the overallotment option would be $20,196,000 and (2) the total underwriting discount assuming full exercise of the overallotment option would be $23,256,000.

We estimate that the total expenses of this offering to be paid by us, not including the underwriting discount, will be approximately $2.0 million.

Subject to certain exceptions, we, our trustees and executive officers, and Cohen Brothers, LLC d/b/a Cohen & Company, or Cohen & Company, have agreed with the underwriters not to (1) sell, pledge against a short position, transfer or otherwise dispose of any of our common shares, or any securities convertible into or exercisable for any of our common shares or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our common shares, until 90 days after the date of this prospectus supplement. We have also, subject to certain exceptions, agreed to be prohibited from (1) selling any option or contract, purchasing any option or contract to sell or granting any option for the sale of, our common shares or (2) filing any registration statement under the Securities Act with respect to any of the foregoing.

We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

The common shares sold by us will, along with our common shares currently in the public market, be listed on the NYSE under the symbol “RAS.” The offering price has been determined by negotiations between the underwriters and us.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Stabilizing transactions may include making short sales of our common shares, which involves the sale by the underwriters of a greater number of our common shares than they are required to purchase in this offering, and purchasing common shares from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, the underwriters will purchase shares in the open market to cover the position.

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The representatives have advised us that the underwriters do not confirm sales to accounts over which they exercise discretionary authority.

FBR, Bear Stearns or their affiliates will, and other underwriters may, make a prospectus and prospectus supplement in electronic format available on their Internet sites or through other online services. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. In addition, this prospectus supplement and the accompanying prospectus may be delivered via electronic mail to certain pre-approved clients of FBR, Bear Stearns or the other underwriters who have agreed in writing to accept delivery in that format. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus and prospectus supplement in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by the underwriters is not part of this prospectus, the accompanying prospectus supplement or the registration statement of which this prospectus and prospectus supplement are a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Relationships with Underwriters

We have had prior business dealings with certain of our underwriters. FBR, one of our underwriters, acted as the initial purchaser and placement agent for two private placements of Taberna prior to our acquisition of Taberna. In connection with those offerings FBR received approximately $29.8 million in fees. Since January 1, 2004, FBR also has issued $662.9 million of TruPS that were acquired by subsidiaries of Taberna or were acquired by CDOs managed by affiliates of Cohen & Company. Since January 1, 2004, FBR and/or its affiliates have received approximately $7.0 million of origination fees for introducing issuers of TruPS to Cohen & Company. Since January 1, 2004, KeyBanc Capital Markets, a division of McDonald Investments Inc., or KeyBanc, has received $900,000 in fees for introducing issuers of TruPS to Taberna. Since January 1, 2004, Stifel, Nicolaus & Company, Incorporated, or Stifel, has received $3.3 million in fees for introducing issuers of TruPS to Taberna and Alesco Financial Inc., or Alesco.

FBR, BMO Capital Markets Corp., or BMO, RBC Capital Markets Corporation, or RBC, Stifel, UBS Securities LLC, or UBS, or their respective affiliates have performed other investment banking services from time to time on behalf of RAIT, Taberna or companies affiliated with RAIT and Taberna. Since January 1, 2004, FBR, BMO, RBC, Stifel and UBS (or their respective affiliates) have received approximately $13.2 million, $432,300, $16.2 million, $2.6 million and $9.5 million of fees in exchange for these services, respectively. In addition, KeyBanc, UBS and their affiliates have provided commercial lending services to us and received customary fees and expenses in exchange for such services.

Bear Stearns, also one of our underwriters, acted as placement agent and structuring agent for two CDOs managed by an affiliate of Taberna and two CDOs managed by an affiliate of Cohen & Company in 2006. In connection with these transactions, Bear Stearns received approximately $29.0 million in fees. Since January 1, 2005 Bear Stearns has also provided warehouse facilities, repurchase agreements and hedging services to Taberna and Cohen & Company related to the CDOs managed by those entities for which Bear Stearns received customary fees. In addition, pursuant to agreements between Bear Stearns and Cohen & Company, Bear Stearns has received an aggregate of approximately $24.0 million in compensation since January 1, 2005 for introducing certain issuers of TruPS to Cohen & Company. From time to time in the ordinary course of business, Taberna has and expects to continue to acquire residential mortgage and other real estate-related loans from Bear Stearns and its affiliates. Bear Stearns also acted as joint book-running underwriter in the November 2006 equity offering by Alesco, and as placement agent in a loan by Taberna to a third party, and received customary fees in each case. Bear Stearns will receive a portion of the net proceeds of this offering in connection with Taberna’s repayment of indebtedness under its outstanding repurchase agreements.

In addition, Daniel Cohen, our Chief Executive Officer and trustee, has a $10 million line of credit with an affiliate of Bear Stearns that is secured by a pledge of our common shares.

FBR and its affiliates own an aggregate of 531,174 of our common shares, or 1% of our outstanding common shares prior to this offering. UBS and its affiliates own an aggregate of 1,212,769 of our common shares, or 2.3% of our outstanding common shares prior to this offering.

These circumstances create potential conflicts of interest because these underwriters have interests in the successful completion of this offering in addition to the underwriting discounts and commissions they will receive.

EXPERTS

The consolidated financial statements and financial statement schedules of RAIT and its subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in the Current Report on Form 8-K filed January 4, 2007 and RAIT’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this prospectus supplement, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports which are incorporated by reference in this prospectus supplement and given upon the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005, June 30, 2006 and 2005 and September 30, 2006 and 2005 incorporated by reference in this prospectus supplement, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, the reports of Grant Thornton LLP included in RAIT’s Current Report on Form 8-K filed January 4, 2007 related to RAIT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 included therein and incorporated by reference in this prospectus supplement, state that Grant Thornton LLP did not audit and does not express any opinion on that interim financial information. Accordingly, the degree of your reliance on these reports on such information should be restricted in light of the limited nature of the review procedures applied. Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement, of which this prospectus supplement and accompanying prospectus form a part, prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements and schedules of Taberna at December 31, 2005 and for the period from April 28, 2005 to December 31, 2005, and the consolidated financial statements of the predecessor entities for the period from March 3, 2005 to April 27, 2005 incorporated in this prospectus supplement by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included in the Current Report on Form 8-K/A filed January 4, 2007, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS

The legality of the securities will be passed upon for us by DLA Piper US LLP, Baltimore, Maryland. In addition, certain tax and other matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. In particular, we expect to receive the opinion of Ledgewood to the effect that, for our taxable years ended December 31, 1998 through December 31, 2006, our organization and current and proposed method of operation have enabled us to qualify as a REIT and will continue to enable us to qualify as a REIT for our taxable year ended December 31, 2007 and in the future. Investors should be aware that the opinion of Ledgewood is based on upon customary assumptions and is conditioned upon factual representations made by us and Taberna, regarding our organization, assets, present and future conduct of our business operations, the fair market value of our investments in TRSs and other assets, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will continue to operate in a manner that will continue to make such representations true for subsequent taxable years. In addition, Ledgewood’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Ledgewood’s opinion is not binding upon the Internal Revenue Service or any court. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Ledgewood will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

Certain matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Washington, D.C. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Gibson, Dunn & Crutcher LLP may rely on DLA Piper US LLP as to certain matters of Maryland law.

PROSPECTUS

RAIT FINANCIAL TRUST

Common Shares of Beneficial Interest

Preferred Shares of Beneficial Interest

Warrants

This prospectus contains a general description of the securities which we may offer for sale. We will provide the specific terms of the securities we sell in one or more supplements to this prospectus or other offering materials.

You should read this prospectus, any prospectus supplement and any other offering materials carefully before you invest.

Our common shares are listed for trading on the New York Stock Exchange under the symbol “RAS.”

You should read the sections entitled “ Risk Factors” on page 6 in this prospectus and in our filings with the Securities and Exchange Commission that are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, our subsequent Quarterly Reports on Form 10-Q and our Current Report on Form 8-K filed January 10, 2007 for a discussion of factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated January 10, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this registration process, over the next three years (or such longer period permitted under SEC rules), we may sell any combination of our common shares of beneficial interest, or common shares, preferred shares of beneficial interest, or preferred shares, and warrants exercisable for preferred shares or common shares. The terms of these offerings will be determined at the time of sale. We refer to the common shares, preferred shares and warrants collectively as the “securities” in this prospectus. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus or other offering materials. This prospectus describes some of the general terms that may apply to these securities. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering materials together with the additional information described in the section of the prospectus entitled “Where You Can Find More Information.” We are not making an offer of our securities in any state where the offer or solicitation is not authorized. Our address is c/o RAIT Partnership, L.P., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA, 19104. Our telephone number is (215) 861-7900. References in this prospectus to “we”, “us” and “our” are to RAIT Financial Trust.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains or incorporates by reference such “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements.

We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus to other documents filed with the SEC, and include, but are not limited to, statements about the benefits of the recent business combination transaction involving us and Taberna Realty Finance Trust, or Taberna, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the risk factors discussed and identified in our public filings with the SEC;

•	the businesses of RAIT and Taberna may not be integrated successfully, or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	management and other key personnel may be lost;

•	competition from other real estate investment trusts and other specialty finance vehicles may increase;

•	we may be unable to obtain adequate capital and other funding for operations at attractive rates or otherwise;

•	fluctuations in interest rates and related hedging activities against such interest rates may affect our revenues and the value of our assets;

•	covenants in our financing arrangements may restrict our business operations;

•	RAIT and Taberna may fail to maintain qualification as real estate investment trusts, or REITs, or penalty taxes may be imposed on RAIT and Taberna under the REIT provisions of the Internal Revenue Code;

•	we may be unable to acquire eligible securities for CDO and other securitization transactions on favorable economic terms;

•	adverse market trends may affect the value of real estate and other securities that are used as collateral in CDO and other securitizations;

•	borrowing costs may increase relative to the interest received on our investments;

•	we may fail to maintain exemptions under the Investment Company Act of 1940, which would subject us to significant restrictions on our operations, governance and ability to use financing;

•	geographic concentrations in investment portfolios of residential mortgage loans could be adversely affected by economic factors unique to such concentrations;

•	the market value of real estate that secures mortgage loans could diminish due to factors outside of our control such as natural disasters, changes in neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other similar factors;

•	changes in the market for trust preferred securities, which is a material source of the collateral underlying Taberna’s CDOs, may adversely affect our operations; and

•	general business and economic conditions could adversely affect credit quality and loan originations.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that we have filed with the SEC and incorporated by reference into this prospectus, which we refer to in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC.

•	Annual Report on Form 10-K for the year ended December 31, 2005 which incorporates by reference certain sections of our Definitive Proxy Statement on Schedule 14A filed April 14, 2006.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

•	Current Reports on Form 8-K filed January 27, 2006, June 9, 2006, June 13, 2006, July 17, 2006, August 3, 2006 (Item 8.01 only), September 26, 2006, October 12, 2006, October 30, 2006, November 3, 2006 (Item 8.01 only), November 8, 2006, December 15, 2006 (as amended by a Current Report filed on Form 8-K filed on January 4, 2007), January 4, 2007 and January 10, 2007.

•	The description of our common shares contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

•	The description of our Series A preferred shares contained in our Registration Statement on Form 8-A/A dated April 12, 2004.

•	The description of our Series B preferred shares contained in our Registration Statement on Form 8-A/A dated October 26, 2004.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of this offering made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RAIT Financial Trust

Attention: Andres Viroslav

Vice President and Director of Corporate Communications

c/o RAIT Partnership, L.P.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 861-7900

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

OUR COMPANY

RAIT Financial Trust is a specialty finance company that provides a comprehensive set of debt financing options to the real estate industry. We conduct our business through RAIT and its subsidiary, Taberna Realty Finance Trust, or Taberna, as well as through their respective subsidiaries. RAIT is a self-managed and self-advised real estate investment trust, or REIT. Since acquiring Taberna in December 2006, we have integrated our decision-making processes.

Our combined company focuses its business on the following:

•	making real estate loans;

•	acquiring real estate loans;

•	acquiring real estate interests;

•	originating financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities and subordinated debt;

•	investing in mortgage loans, residential mortgage-backed securities, or RMBS, commercial mortgage-backed securities, or CMBS, other real estate-related senior and subordinated debt securities and other senior and subordinated debt securities of REITs and other real estate operating companies; and

•	structuring, managing and investing in collateralized debt obligation, or CDO, transactions and other asset securitizations that enable us to match-fund certain assets with liabilities through our established financing strategy.

We seek to generate income for distribution to our shareholders from a combination of:

•	interest and fees on loans;

•	rents and other income from our real estate interests;

•	gains on the disposition of our investments;

•	interest and dividend income from our investments, including debt and equity interests that we purchase in CDO transactions;

•	management fee revenue that we receive through Taberna’s subsidiary, Taberna Capital Management, LLC, for structuring and managing CDOs;

•	servicing fee income from the servicing of commercial real estate loans; and

•	origination fee revenue that we receive through Taberna’s broker-dealer subsidiary, Taberna Securities, LLC, for originating trust preferred securities and debt securities and, possibly in the future, preferred security financing arrangements for REITs and real estate operating companies.

Core components of our business include a robust origination network, a disciplined credit underwriting process and, through our ownership of Taberna, an ability to finance our business more efficiently through the use of CDO transactions. Our extensive origination network allows up to lend to real estate borrowers internationally on a secured and unsecured basis, including through trust preferred securities, bridge loans, and mezzanine lending. A broad referral network in both North America and Europe supports our origination platform. Our credit underwriting involves an extensive due diligence process that seeks to identify risks related to each proposed investment before an investment decision is made and, thereafter, to monitor each investment on a continuous basis. As a result of our acquisition of Taberna, we have acquired a platform that we believe will allow us to structure CDO transactions and similar financing arrangements to finance asset growth. We expect that use of CDOs will enable us to match the interest rates and maturities of our assets with the interest rates and maturities of our financing, thereby reducing interest rate volatility risk. We also believe that the use of CDOs will lower our cost of funds by providing access to a global network of fixed income investors and allow us to compete with larger institutions providing loan products similar to ours.

Our principal executive offices are located at c/o RAIT Partnership, L.P., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and our telephone number is (215) 861-7900. Our internet address is http://www.raitft.com. We are not incorporating by reference into this prospectus any material from our website.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement or in this prospectus, together with all the other information contained or incorporated by reference in this prospectus or in an applicable prospectus supplement. In particular, you should consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and our Current Report on Form 8-K, dated January 10, 2007, which are incorporated by reference in this prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

The following description of our common shares and preferred shares sets forth certain general terms and provisions of the common shares and preferred shares to which any prospectus supplement may relate. The terms of our Declaration of Trust and by-laws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Under our declaration of trust, we may issue up to 200,000,000 common shares and 25,000,000 preferred shares. As of January 3, 2007, we had outstanding 52,151,412 common shares, 2,760,000 7.75% Series A cumulative redeemable preferred shares of beneficial interest, or Series A preferred shares, and 2,258,300 8.375% Series B cumulative redeemable preferred shares of beneficial interest, or Series B preferred shares. Our board of trustees may amend our declaration of trust by a majority vote to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to increase or decrease the number of shares in any class that we have authority to issue.

Common Shares

Subject to the preferential rights of any preferred shares outstanding, the ownership limitations described in “Restrictions on Ownership and Transfer” below, and the right of our board of trustees to establish separate classes of common shares and determine their rights and preferences, our common shares have the following characteristics:

•	each common share entitles the holder to one vote on matters voted on by common shareholders;

•	common shares do not have cumulative voting rights;

•	distributions are payable as and when authorized by our board of trustees;

•	holders of common shares generally are not liable for our debts;

•	if we are liquidated, each common share participates pro rata in our assets that remain after payment, or provision for payment, of our debts and payment of the liquidation preferences of any preferred shares; and

•	common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

Our declaration of trust specifies the vote required for our security holders to take certain actions. The affirmative vote of a majority of our outstanding voting shares (which includes our common shares and, to the extent set forth below, our preferred shares) is required before our board of trustees may take any action to revoke our election to be taxed as a REIT. A trustee may be removed by a two-thirds vote of our outstanding voting shares. Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. Our shareholders may vote to terminate our existence by a two-thirds vote of our outstanding voting shares. A majority of all the votes entitled to be cast on the matter is required in order for us to merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of our property.

Preferred Shares

The following description sets forth general terms and provisions of our authorized preferred shares. Any preferred shares issued under this registration statement will be issued as one or more new series of preferred shares, the rights, preferences, privileges and restrictions of which will be fixed by articles supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred shares, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of beneficial interests;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

Our outstanding Series A preferred shares and Series B preferred shares rank senior to common shares with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. No cash dividends may be paid on common shares unless full cumulative dividends due on these preferred shares have been paid (other than any payment necessary to maintain our qualification as a REIT). If we liquidate, dissolve or wind up, holders of the preferred shares have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of common shares. Holders of the preferred shares generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the preferred shareholders, voting as a single class, have the right to elect two additional trustees to our board of trustees. This right continues until all dividends accumulated on the preferred shares have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each trustee elected by preferred shareholders expires upon cure of the preferred dividend default. As of the date of this prospectus, no dividends on these preferred shares are in arrears.

The description of preferred shares above and the description of the terms of a particular series of preferred shares above or in a prospectus supplement are not complete. You should refer to the articles supplementary with respect to a series of preferred shares for complete information concerning the terms of that series. A copy of the articles supplementary for each new series of preferred shares will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in such registration statement.

Our board of trustees may authorize the issuance of additional series of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of common shareholders. The issuance of preferred shares, which may provide flexibility in connection with possible acquisitions and other trust purposes, could have the effect of delaying or preventing a change in control, and may cause the market price of common shares to decline or impair the voting and other rights of the holders of common shares.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we must meet several requirements regarding the number of our shareholders and concentration of ownership of our shares. Our declaration of trust contains provisions that restrict the ownership and transfer of shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the “ownership limitation.”

The ownership limitation provides that, in general:

•	no person may own more than 8.3% of our outstanding common shares, and

•	no person may own more than 9.8% of any series of our outstanding preferred shares.

However, Resource America, Inc., which was our sponsor at the time of our formation, may own up to 15%, in number of shares or value, of our common shares. Resource America, Inc. has advised us that it did not own any of our common shares as of the date of this prospectus.

Ownership of our shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. Our board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize our qualification as a REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT qualification. We required no such waiver or opinion with respect to Resource America, Inc.’s ownership rights since they arise from specific provisions of our declaration of trust.

Any person who acquires shares in violation of the ownership limitation must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our qualification as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in our best interest to qualify as a REIT. Otherwise, the ownership limitation may be changed only by an amendment to our declaration of trust by a vote of two-thirds of our outstanding voting shares.

Our declaration of trust provides that if any purported transfer of shares results in

•	any person violating the ownership limitation,

•	our being “closely held” under Section 856(h) of the Internal Revenue Code,

•	our common and preferred shares being owned by fewer than 100 persons, or

•	our owning 10% or more of a tenant of our real property,

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

Shares exceeding the ownership limitation transfer automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where a violation of the ownership limitation results from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

In addition, we may purchase any shares held in the trust for the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

•	the market price on the date we agree to purchase the shares.

We may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

Every owner of more than 5% (or any lower percentage set by U.S. federal income tax laws) of our outstanding shares must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each shareholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such shareholder’s actual and constructive ownership of shares on our qualification as a REIT and to ensure compliance with the ownership limitation.

Transfer Agent

The transfer agent for our common shares is American Stock Transfer & Trust Company. We expect that American Stock Transfer & Trust Company will act as the transfer agent for any preferred shares or warrants we may offer pursuant to a supplement to this prospectus.

Possible Anti-Takeover Effect of Certain Provisions of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees, the restrictions on ownership and transfer of shares and the provision of our bylaws requiring that we receive advance notice of any person to be nominated by a shareholder for election as a trustee for the nominee to be eligible for election could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for shareholders or that the shareholders otherwise may believe to be desirable.

No Shareholder Rights Plan

We currently do not have a shareholder rights plan.

DESCRIPTION OF WARRANTS

The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement or any other offering materials and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement or any other offering materials. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Reference is made to each prospectus supplement or any other offering materials for the specific terms of the warrants offered thereby. These terms may include the following, as applicable:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, amount and terms of the securities purchasable upon exercise of the warrants;

•	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the related securities may be purchased upon exercise of the warrants;

•	the exercise period for the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	any applicable anti-dilution, redemption or call provisions;

•	any applicable book-entry provisions;

•	a discussion of federal income tax considerations, if any; and

•	any other terms of the warrants.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF

TRUST AND BYLAWS

Board of Trustees

Our declaration of trust requires us to have no fewer than three and no more than nine trustees. A majority of our trustees must be “independent trustees.” The declaration of trust defines an independent trustee as one who, during the preceding two years, has not:

•	been an affiliate of Resource America, Inc., Brandywine Construction & Management, Inc. or their affiliates,

•	been one of our officers, or

•	had a material business or professional relationship with us, Resource America, Inc., Brandywine Construction & Management or their affiliates.

The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

Our declaration of trust provides that a trustee may be removed, with or without cause, by a vote of two-thirds of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an “interested shareholder,” or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an “interested shareholder” became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least:

•	80% of our outstanding voting shares, and

•	two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that our board of trustees approves or exempts prior to the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or trustees who are our employees. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted from the Maryland control share acquisition statute by our declaration of trust or bylaws.

Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

Amendment of Our Declaration of Trust and Bylaws

Our declaration of trust may be amended by a majority vote of our outstanding voting shares, except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a vote of two-thirds of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to decrease or increase the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

Meetings of Shareholders

Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

Advance Notice of Nominations of Trustees and New Business

At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in our bylaws. At any special meeting of shareholders, only the business specified in the notice of meeting may be brought before the meeting.

Dissolution

Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.

Indemnification; Limitations of Trustees’ and Officers’ Liability

Our declaration of trust limits the liability of our trustees and officers for money damages to the fullest extent permitted by Maryland law. Maryland law permits limiting the liability of trustees and officers except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty by the trustee or officer established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers, or any individual who, while a trustee, serves or has served, at our request, as a trustee, director, officer, partner or otherwise at another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The indemnification covers any claim or liability to which such person may become subject, or which such person may incur, by reason of his service in such capacity.

Maryland law permits a Maryland REIT to indemnify, and advance expenses to, its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify, and reimburse the expenses of, their directors and officers. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property, or services, or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland REIT may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking to repay the amount reimbursed if the standard of conduct was not met.

We have indemnification agreements with each of our executive officers and trustees. The indemnification agreements require us to indemnify our executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

Maryland law provides that Maryland statutory real estate investment trusts that have a class of equity securities registered under the Securities Exchange Act of 1934 and have at least three outside trustees can elect by resolution of the board of trustees to be subject to some corporate governance provisions that may be inconsistent with the trust’s declaration of trust and bylaws. For example, the board of trustees may, by electing to cause our company to be subject to the applicable statutory provisions and notwithstanding the trust’s declaration of trust or bylaws:

•	classify our board of trustees,

•	provide that a special meeting of shareholders will be called only at the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of trustees,

•	provide that a trustee may be removed only by a vote of the holders of two-thirds of the shares entitled to vote, and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a trustee and permit a trustee to serve for the balance of the unexpired term instead of until the next annual meeting of shareholders.

Our board has not elected to cause our company to be subject to any of the foregoing provisions. A board of trustees may implement all or any of these provisions without amending the trust’s declaration of trust or bylaws and without shareholder approval. A Maryland statutory real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute; however, we are not prohibited from implementing any or all of the provisions of the statute, except to the extent such implementation would conflict with certain voting rights of our outstanding series of preferred shares. If implemented, these provisions could discourage offers to acquire our shares and could make more difficult completion of an unsolicited takeover offer.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED SHARE DIVIDENDS

Our ratio of earnings to combined fixed charges and preferred share dividends for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations before minority interests from our consolidated statements of income, as adjusted for fixed charges; and fixed charges represent interest expense and preferred share dividends from our consolidated statements of income. We did not have any preferred shares outstanding until March 2004; accordingly, the following table reflects preferred share dividends only for the periods during which the preferred shares have been outstanding.

	Nine months ended September 30, 2006	Year ended December 31,
		2005	2004	2003	2002	2001
		(unaudited)
Ratio of earnings to combined fixed charges and preferred share dividends	2.80	3.82	6.40	10.78	7.99	3.74

USE OF PROCEEDS

Except as otherwise set forth in a supplement to this prospectus or in other offering materials we may use, we intend to use the net proceeds from the sale of our securities for general trust purposes, which may include the activities described above under “Our Company.” We may also use the proceeds for other general trust purposes such as repayment or redemption of indebtedness, redemption of preferred equity, capital expenditures and working capital. Pending any of these uses, the net proceeds of a sale will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities.

PLAN OF DISTRIBUTION

We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement.

We may sell our securities in any of the following ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act,

•	directly to one or more purchasers, and

•	directly to holders of warrants exercisable for our securities upon the exercise of their warrants.

The prospectus supplement or any other offering materials we may use for a particular offering will set forth the terms of the securities we offer, the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of our securities will be named in the prospectus supplement or any other offering materials relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement or in the other offering materials.

If we use dealers in an offering of our securities, we will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or other offering materials. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commission payable by us to the agent, in a prospectus supplement or other offering materials. Unless otherwise indicated in the prospectus supplement or any other offering materials, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Any common shares sold pursuant to a prospectus supplement or any other offering materials will be listed on the New York Stock Exchange or other national securities exchange. Preferred shares and warrants may or may not be listed on a national securities exchange.

EXPERTS

The consolidated financial statements and financial statement schedules of RAIT and its subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in the Current Report on Form 8-K filed January 4, 2007 and RAIT’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in its reports which are incorporated by reference in this prospectus and given upon the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005, June 30, 2006 and 2005 and September 30, 2006 and 2005 incorporated by reference in this prospectus, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, the reports of Grant Thornton LLP included in our Current Report on Form 8-K filed January 4, 2007 relating to our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 included therein and incorporated by reference in this prospectus, state that Grant Thornton LLP did not audit and does not express any opinion on that interim financial information. Accordingly, the degree of your reliance on these reports should be restricted in light of the limited nature of the review procedures applied. Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement, of which this prospectus forms a part, prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements and schedules of Taberna at December 31, 2005 and for the period from April 28, 2005 to December 31, 2005, and the consolidated financial statements of the predecessor entities for the period from March 3, 2005 to April 27, 2005 incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon included in our Current Report on Form 8-K/A filed January 4, 2007, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS

The legality of the securities will be passed upon for us by DLA Piper US LLP, Baltimore, Maryland. In addition, certain tax and other matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. In particular, we expect to receive the opinion of Ledgewood to the effect that, for our taxable years ended December 31, 1998 through December 31, 2006, our organization and current and proposed method of operation have enabled us to qualify as a REIT and will continue to enable us to qualify as a REIT for our taxable year ended December 31, 2007 and in the future. Investors should be aware that the opinion of Ledgewood is based on upon customary assumptions and is conditioned upon factual representations made by us and Taberna, regarding our organization, assets, present and future conduct of our business operations, the fair market value of our investments in TRSs and other assets, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will continue to operate in a manner that will continue to make such representations true for subsequent taxable years. In addition, Ledgewood’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Ledgewood’s opinion is not binding upon the Internal Revenue Service or any court. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Ledgewood will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

Certain matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Washington, D.C. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Gibson, Dunn & Crutcher LLP may rely on DLA Piper US LLP as to certain matters of Maryland law.

No person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized representations or information. This prospectus supplement and the accompanying prospectus are an offer to sell only the common shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus are current only as of their respective dates.

10,000,000 Common Shares

PROSPECTUS SUPPLEMENT

FRIEDMAN BILLINGS RAMSEY

BEAR, STEARNS & CO. INC.

UBS INVESTMENT BANK

RBC CAPITAL MARKETS

KEYBANC CAPITAL MARKETS

STIFEL NICOLAUS

BMO CAPITAL MARKETS

January 18, 2007